Exhibit 23.1

EY	Ernst & Young LLP Suite 1800 401 Congress Avenue Austin, TX 78701	Tel: +1 512 478 9881 Fax: +1 512 473 3499 ey.com
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Independent Auditors' Consent

The Board of Directors
Summit Hotel Properties, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-179503, 333-179828, 333-187227, and 333-187624) and Form S-8 (File No. 333-172145) of Summit Hotel Properties, Inc. of our report dated January 17, 2014, with respect to the combined balance sheets of the Ocean Park Hotels Portfolio 1 as of December 31, 2012 and 2011, and the related combined statements of comprehensive income (loss), owners' equity in hotels and cash flows for each of the three years in the period ended December 31, 2012; and our report dated January 16, 2014, with respect to the balance sheet of the Hilton Garden Inn Houston/ Galleria Area as of December 31, 2012, and the related statements of comprehensive income, owners' equity in the Hotel, and cash flows for the year ended December 31, 2012.

/s/ Ernst & Young, LLP
Austin, Texas
January 23, 2014